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CUSIP No. 235906104                                       Page 22 of 55 Pages


                                                                    EXHIBIT 23

                            DAMEN FINANCIAL CORPORATION
                               200 WEST HIGGINS ROAD
                             SCHAUMBURG, IL  60195-3788
                                PHONE:  847-882-5320

                          ******CONFIDENTIAL NOTICE******

          THIS MESSAGE IS INTENDED ONLY FOR THE USE OF THE INDIVIDUAL/S TO WHOM IT IS ADDRESSED. IT MAY CONTAIN INFORMATION THAT IS PRIVILEGED AND CONFIDENTIAL. IF THE READER OF THIS MESSAGE IS NOT THE INTENDED RECIPIENT, YOU ARE HEREBY NOTIFIED THAT ANY DISSEMINATION OR COPY OF THIS COMMUNICATION IS STRICTLY PROHIBITED. IF YOU HAVE RECEIVED THIS MESSAGE IN ERROR, PLEASE NOTIFY THE SENDER BY PHONE AND RETURN THE ORIGINAL BY MAIL. THANK YOU.


FAX TO:   Paul Duggan

COMPANY:  Jackson Boulevard Capital Management

DATE:     12/14/98                           FAX#:  (312) 294-6449

NUMBER OF PAGES, INCLUDING THIS COVER SHEET:  1

FROM:     Janine M. Poronsky                 FAX#:  (847) 882-5830

COMMENTS:

As permitted by Rule 14a-7(a)(i) and Rule 14a-7(b)(2), Damen Financial Corporation ("the Company") has elected to provide you with the shareholder materials as required by Rule 14a-7(a)(2)(ii).

Thank you for your offer, stated in your letter of December 11, 1998, to facilitate delivery of the materials by making arrangements for pick up by messenger. The Company will not receive the materials from its transfer agent until tomorrow, December 15. As a result, the materials will not be available at the time you indicated, i.e. 12:00 p.m. on December 15, 1998, or at the location you indicated, i.e., the Company's main office. The Company expects to have the package of materials ready for pick up by 3:30 p.m. on December 15 at its branch office at 4100 S. Damen Ave., Chicago, IL 60609. If you would still like to arrange messenger service to pick up the materials, please advise me of such by facsimile. If the package of materials is ready for pick up prior to 3:30 p.m., we would be happy to call you for an earlier pick up.

The Company's transfer agent has advised that the cost of the materials prepared in response to your request is $1,500.

          Thank you.